CERTIFICATE OF TRUST

OF

Midas Series Trust

This Certificate of Trust is being executed as of the 28th day of September, 2012 for the purpose of organizing a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Delaware Act”).

The undersigned hereby certifies as follows:

FIRST:                      The name of the statutory trust formed hereby is Midas Series Trust (the “Trust”).

SECOND:                      The name and business address of the initial trustee of the Trust is:

Peter K. Werner
Midas Series Trust
11 Hanover Square
New York, NY 10005

THIRD:                      The Trust is or will become a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.), prior to or within 180 days following the first issuance of beneficial interests.

FOURTH:                      The name and address of the registered office of the Trust is:

Midas Series Trust
c/o InCorp Services, Inc.
One Commerce Center
1201 Orange St., #600
Wilmington, DE 19899

FIFTH:                      The address of the registered agent for service of process on the Trust in the State of Delaware is:

InCorp Services, Inc.
One Commerce Center
1201 Orange St., #600
Wilmington, DE 19899

SIXTH:                      The “governing instrument” of the Trust, within the meaning of the Delaware Act, (the “Agreement and Declaration of Trust”) provides for the issuance of one or more series of shares of beneficial interest in the Trust.  Separate and distinct records shall be maintained by the Trust for each series and the assets associated solely with any such series shall be held in such separate and distinct records (directly or indirectly, including through a nominee or otherwise) and accounted for in such separate and distinct records separately from the assets of the Trust generally or any other series.  As provided in the Agreement and Declaration of Trust, (i) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series, (ii) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally that have not been allocated to a specified series, or with respect to any other series, shall be enforceable against the assets of such specified series.

SEVENTH:                      This Certificate of Trust shall become effective upon filing in the Office of the Secretary of State of the State of Delaware.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned, being the initial trustee, has executed this Certificate of Trust this 28th day of September, 2012 in accordance with Section 3811(a) of the Delaware Act.

/s/ Peter K. Werner Peter K. Werner, as Trustee